                                                                                                                                                                                    Exhibit 99.1

BARTON L. KLINE (ISB No. 1526)

LISA D. NORDSTROM (ISB No. 5733)

Idaho Power Company

P.O. Box 70

Boise, Idaho 83707

Telephone:  (208) 388-2682

Facsimile:  (208) 388-6936

bkline@idahopower.com

lnordstrom@idahopower.com

Attorneys for Idaho Power Company

Street Address for Express Mail:

1221 West Idaho Street

Boise, Idaho 83702

BEFORE THE IDAHO PUBLIC UTILITIES COMMISSION

IN THE MATTER OF THE APPLICATION OF IDAHO POWER COMPANY FOR AN ACCOUNTING ORDER TO AMORTIZE ADDITIONAL ACCUMULATED DEFERRAL INCOME TAX CREDITS AND AN ORDER APPROVING A RATE CASE MORATORIUM.	) ) ) ) ) ) ) ) )	CASE NO. IPC-E-09-30 STIPULATION

            This stipulation (“Stipulation”) is entered into by and among Idaho Power Company (“Idaho Power” or the “Company”), the Staff of the Idaho Public Utilities Commission (“Staff”), the Idaho Irrigation Pumpers Association, Inc. (“IIPA”), the Industrial Customers of Idaho Power (“ICIP”), Micron Technology, Inc. (“Micron”), the United States Department of Energy (“DOE”), the Community Action Partnership Association of Idaho (“CAPAI”), and the Kroger Co. (“Kroger”).  These entities are collectively referred to as the “Parties,” and individually as “Party.”

I.  INTRODUCTION

            1.         The Parties agree that this Stipulation represents a fair, just, and reasonable compromise of contested issues and that acceptance of the Stipulation by the Idaho Public Utilities Commission (“IPUC” or the “Commission”) would be in the public interest.  Therefore, the Parties recommend that the Commission approve the Stipulation and all of its terms and conditions without material change or condition.

II.  BACKGROUND

            2.         On August 28, 2009, in accordance with RP 122, Idaho Power filed a notice of intent to file a general rate case.

            3.         On September 21, 2009, the Parties met to discuss ways to establish an agreed upon return on equity (“ROE”) to be used in proceedings before the Commission for a fixed period of time and, additionally, to pursue a regulatory mechanism that would support the potential for the Company to actually achieve its authorized return level by providing for certain sharing mechanisms.  During that meeting, Staff and several other Parties expressed a desire to implement a moratorium on new general rate case filings.  The Parties agreed to meet again if the Company could confirm that further discussions, including rate case moratorium discussions, would be productive.

            4.         As a result of several follow-up meetings, the Parties have reached the following  settlement agreement:

//

//

//

//

III.  TERMS OF THE STIPULATION

            5.         Rate Case Moratorium.

                        5.1.      Idaho Power will not file a general revenue requirement case which would result in a general rate adjustment becoming effective prior to January 1, 2012 (“the moratorium”).

                        5.2.      The moratorium is not applicable to, and the Company may make filings with the Commission to adjust its revenue requirement and change rates to become effective prior to January 1, 2012, for the following:

                                    (a)       Annual Power Cost Adjustment (“PCA”);

                                    (b)       Annual Fixed Cost Adjustment;

                                    (c)        Annual Advanced Metering Infrastructure Rate Adjustment;

                                    (d)       Annual Pension Expense Recovery;

                                    (e)       Energy Efficiency Rider Adjustment;

                                    (f)        Recovery of governmentally imposed fees, such as franchise agreements or local improvement district fees;

                                    (g)       Increased funding for low-income weatherization; and

                                    (h)       A filing (discussed in detail in paragraph 7.2.7 below) in which the Company could request the authority to recover a portion of a potential shortfall in the Company’s recovery of the $20 million amount described in Section 7.1.2.  This filing would only be made if the 2010 PCA rate reduction is less than $40 million and there is a PCA rate reduction in June 2011.

                                    (i)         A filing to set the base rate level for net power supply expenses as described in Section 7.1.

            6.         Return on Equity and Related Sharing.

                        6.1.      The Parties agree that it would be just and reasonable for the Commission to use a 10.5 percent ROE in any Idaho Power regulatory matter to be determined by the Commission before December 31, 2011.

                        6.2.      The Company intends to continue to optimize its operations to reduce the likelihood it will need to use the tools described herein.  Therefore, if during 2009, 2010, or 2011 the Company receives a financial benefit (e.g., regulatory fee refund, material expense reduction, lawsuit settlement, etc.), such financial benefit will be subject to this Stipulation and will benefit customers either by the sharing provisions in Section 6.3 or by reducing the Company’s need to amortize additional accumulated deferred income tax credits (“ADITC”) to achieve a 9.5 percent ROE as provided in Section 8.

                        6.3.      If the Company’s actual earned return on year-end equity for the Idaho jurisdiction during 2009, 2010, or 2011 exceeds 10.5 percent, amounts in excess of a 10.5 percent return will be shared equally between the Company’s Idaho customers and the Company.  Any shared earnings which are allocated to customers will be used to reduce customer rates.

                        6.4.      For the years 2009, 2010, and 2011, there can be no additional ADITC amortization as provided in Section 8 if the Company has shared earnings pursuant to Section 6.3.

            7.         2010 PCA Rate Adjustment and Related Sharing.

7.1.      Setting the Base Level for Net Power Supply Expense.  Prior to implementing the June 1, 2010, PCA and effective with the coincident PCA rate change, the Company will file with the Commission a request to change the base level for net power supply expenses to be used prospectively for both base rates and PCA calculations.  The Parties will thereafter make a good-faith effort to reach agreement on the maximum change of the base level for net power supply expenses and submit any agreement to the Commission for approval.

                        7.2.      Sharing the PCA Reduction.  The Parties anticipate that the June 1, 2010, PCA rate calculation will indicate a substantial reduction in the PCA rates.  However, sharing the PCA rate reduction between the Company and its customers will allow the Company to implement the moratorium.  As a result, the Parties agree that if they are correct, and the 2010 PCA computation results in a rate decrease, the June 1, 2010, PCA rate change will be processed and allocated as follows:

                                    7.2.1.     The First $40 Million.  The amount of any PCA reduction up to and including the first $40 million of any 2010 PCA rate reduction will be allocated equally between customers and the Company.

                           7.2.1.1.        The Company’s share of this PCA rate reduction will be applied to increase permanent base rates on a uniform percentage basis to all customer classes and the special contract customers.  Schedule 1 and Schedule 7 customer classes will have any increase placed on their respective energy rates.  This increase in base rates will remain in effect until new base rates, which are ordered in a future Idaho Power Company general rate case, become effective.

                           7.2.1.2.        The customers’ share of this PCA rate reduction will be provided to customers as a direct customer net rate reduction based on the 2010 PCA rate change being offset by the rate increase described in Section 7.2.1.1.

                                    7.2.2.     $40 Million to $60 Million.  All of the portion of any 2010 PCA rate reduction that is above $40 million and up to and including $60 million will be allocated to customers.  The customers’ share of this PCA rate reduction will be provided to customers as a direct customer rate reduction in the 2010 PCA rate change.

                                    7.2.3.     Above $60 Million.  The portion of any 2010 PCA rate reduction which exceeds $60 million will be applied to absorb any increase in the base level for net power supply expenses.  Section 7.1 describes how the base rate change will be initiated.

                                    7.2.4.     Should the 2010 PCA rate reduction exceed the $60 million amount plus the adjustment to the base level for net power supply expenses described in Section 7.2.3, the next $10 million of any such 2010 PCA rate reduction will be allocated equally between customers and the Company in the same manner as described in  Section 7.2.1 above.

                                    7.2.5.     The portion of any PCA rate reduction which exceeds (1) the sum of $60 million plus (2) the amount of the increase in the base level for new power supply expenses described in Section 7.2.3 plus (3) the final $10 million sharing between Company and customers described in Section 7.2.4 will be allocated 100 percent to customers.  The customers’ share of this PCA rate reduction will be provided to customers as a direct customer rate reduction in the 2010 PCA rate change.

                                    7.2.6.     Exhibit No. 1, attached hereto, is a chart that shows how the above-described sharing amounts would be allocated between the Company and its customers, depending on the amount of PCA reduction.

                                    7.2.7.     If the 2010 PCA rate reduction is less than $40 million and, as a result, the Company is unable to obtain its full $20 million benefit described in Section 7.2.1.1 and if the 2011 PCA rate should be a decrease from 2010 PCA rates, the Parties agree that the Company can request that the Commission allocate one half of the decrease to the Company up to the amount of the shortfall from the  $20 million amount.

            8.         Accounting:  ADITC Amortization.

            8.1.      For the years 2009, 2010, and 2011, if Idaho Power’s actual Idaho jurisdictional earned return on year-end equity falls below 9.5 percent, the Company will be permitted to amortize an additional amount of state and federal ADITC by debiting Account 255 (ADITC) and crediting Account 420 (investment tax credits, a non-utility income account), in an amount, up to $45 million over the above-referenced three year period, that would allow the Company to achieve a maximum actual ROE of 9.5 percent for the Idaho jurisdiction.  The dollar amount that could be used to increase the actual 2009 ROE to no more than 9.5 percent is $15 million.

            8.2.      If Idaho Power does not utilize the full $15 million of additional amortization of ADITC in 2009, the unused amount of the $45 million maximum may be carried forward for use in subsequent years through 2011.  For example, if in 2009 Idaho Power only amortized an additional $5 million of accumulated ADITC to achieve a 9.5 percent ROE, it could utilize additional amortization of ADITC of $20 million in 2010 and $20 million in 2011.  Similarly, if Idaho Power does not use ADITC amounts available in 2010, the unused amount may be carried forward to 2011.

            8.3.      The additional amortization of ADITC cannot be greater than $25 million in any one year.

8.4.      Except for the permitted use of additional ADITC described herein, for the years 2009, 2010, and 2011, Idaho Power will continue to amortize ADITC using the same method employed immediately prior to the issuance of a Commission Order in this matter.

8.5.      In no event shall any additional amounts of ADITC amortized be reflected in the utility operating results of the Company for ratemaking purposes, financial statement purposes, and for purposes of the Company’s regulated books of account.

IV.  ADDITIONAL PROVISIONS

            9.         The Parties agree that this Stipulation represents a compromise of the positions of the Parties.  Therefore, other than any testimony filed in support of the approval of this Stipulation, and except to the extent necessary for a Party to explain before the Commission its own statements and positions with respect to the Stipulation, all statements made and positions taken in negotiations relating to this Stipulation shall be confidential and will not be admissible in evidence in this or any other proceeding.

            10.       The Parties submit this Stipulation to the Commission and recommend approval in its entirety.  Parties shall support this Stipulation before the Commission, and no Party shall appeal a Commission Order approving the Stipulation or an issue resolved by the Stipulation.  If this Stipulation is challenged by any person not a party to the Stipulation, the Parties to this Stipulation reserve the right to file testimony, cross-examine witnesses, and put on such case as they deem appropriate to respond fully to the issues presented, including the right to raise issues that are incorporated in the settlements embodied in this Stipulation.  Notwithstanding this reservation of rights, the Parties to this Stipulation agree that they will continue to support the Commission’s adoption of the terms of this Stipulation.

            11.       If the Commission rejects any part or all of this Stipulation, or imposes any additional material conditions on approval of this Stipulation, each Party reserves the right, upon written notice to the Commission and the other Parties to this proceeding, within fourteen (14) days of the date of such action by the Commission, to withdraw from this Stipulation.  In such case, no Party shall be bound or prejudiced by the terms of this Stipulation, and each Party shall be entitled to seek reconsideration of the Commission’s Order, file testimony as it chooses, cross-examine witnesses, and do all other things necessary to put on such case as it deems appropriate.

            12.       No Party shall be bound, benefited or prejudiced by any position asserted in the negotiation of this Stipulation, except to the extent expressly stated herein, nor shall this Stipulation be construed as a waiver of the rights of any Party unless such rights are expressly waived herein.  Execution of this Stipulation shall not be deemed to constitute an acknowledgment by any Party of the validity or invalidity of any particular method, theory, or principle of regulation or cost recovery.  No Party shall be deemed to have agreed that any method, theory, or principle of regulation or cost recovery employed in arriving at this Stipulation is appropriate for resolving any issues in any other proceeding in the future.  No findings of fact or conclusions of law other than those stated herein shall be deemed to be implicit in this Stipulation.

            13.       The obligations of the Parties under this Stipulation are subject to the Commission’s approval of this Stipulation in accordance with its terms and conditions and upon such approval being upheld on appeal by a court of competent jurisdiction.

            14.       This Stipulation may be executed in counterparts and each signed counterpart shall constitute an original document.

            DATED this 6th day of November 2009.

Idaho Power Company By Barton L. Kline Attorney for Idaho Power Company	Idaho Public Utilities Commission Staff By Weldon Stutzman Attorney for Idaho Public Utility Commission Staff
Idaho Irrigation Pumpers Association, Inc. By Eric Olsen Attorney for Idaho Irrigation Pumpers Association, Inc.	Industrial Customers of Idaho Power By Peter J. Richardson Attorney for Industrial Customers of Idaho Power
Micron Technology, Inc. By Conley E. Ward Attorney for Micron Technology, Inc.	U.S. Department of Energy By Arthur Perry Bruder Attorney for U.S. Department of Energy
Community Action Partnership Association of Idaho By Brad M. Purdy Attorney for Community Action Partnership Association of Idaho Energy Coalition	The Kroger Co. By Kurt Boehm Attorney for the Kroger Co.

BEFORE THE

IDAHO PUBLIC UTILITIES COMMISSION

CASE NO. IPC-E-09-30

IDAHO POWER COMPANY

EXHIBIT NO. 1

Settlement Proposal

Expected PCA Rate Reduction "$160 million Expected Increase to Net Power Supply Expense "$75 million PCA Reduction Company Customer			NPSE
$220	$25	$120	$75
200	25	100	75
180	25	80	75
160	25	60	75
145	25	45	75
135	20	40	75
120	20	40	60
100	20	40	40
80	20	40	20
60	20	40	-
40	20	20	-
20	10	10	-
-	-	-	-